Filed Pursuant to Rule 424(b)(3)
File No. 333-220480; 811-23289

ANGEL OAK STRATEGIC CREDIT FUND
(the “Fund”)

April 10, 2026

Supplement to the Prospectus and Statement of Additional Information (“SAI”),
each dated May 31, 2025, as supplemented to date

This supplement provides updated information beyond that contained in the Prospectus and SAI and should be read in conjunction with the Prospectus and SAI.

Effective April 10, 2026, Berkin Kologlu no longer serves as portfolio manager of the Fund.

Matthew R. Kennedy, Sreeniwas (Sreeni) V. Prabhu, Namit Sinha and Clayton Triick will continue to serve as portfolio managers of the Fund.

All references to Mr. Kologlu in the Prospectus and SAI are hereby removed in their entirety.

Please retain this Supplement with your Prospectus and SAI for future reference.